Exhibit 19.1

W&T OFFSHORE, INC.

INSIDER TRADING POLICY

1. Introduction

The Board has adopted this insider trading policy (this “Policy”) to provide guidelines to all directors, officers and employees of the Company with respect to trading in the Company’s securities, as well as the securities of other publicly traded companies. This policy has been designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this policy will help safeguard the Company’s reputation and will further ensure that the Company conducts its business in accordance with the Code of Business Conduct and Ethics. Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade in securities. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading by associates through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Both the SEC and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal, dismissal for cause and potential clawback of equity compensation.

2. General Policy

●	Directors, officers and employees (an “insider”) who are aware of material nonpublic information (described further below) from or about the Company are not permitted to, directly or indirectly or through family members or other persons or entities, to:
●	Buy or sell any securities, including, but not limited to, equity, debt, preferred or convertible securities (or derivatives relating to such securities) of the Company and including any transfers in or out of the Company stock funds in any savings plan the Company may have or changes in patterns involving purchases of the Company's securities within the plans (other than pursuant to a 10b5-1 Plan (as defined below)); or
●	Pass on, tip or disclose material, non-public information to others outside the Company, including family and friends.

The same policy also applies to securities issued by another company if a director, officer or employee has acquired material, nonpublic information relating to such company in the course of his or her employment or affiliation with the Company.

When material information has been publicly disclosed, each director, officer and employee must continue to refrain from buying or selling the securities in question until the beginning of the third business day after the information has been publicly released to allow the markets to absorb the information.

3. Material Information

Information is generally considered “Material” if there is a likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Examples of information that could be considered material information in some circumstances include:

●	Financial results, including earnings and revenue information, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations.
●	Negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.
●	An increase or decrease in dividends on the Company’s common stock or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities.
●	Extraordinary borrowing or liquidity problems.
●	Defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating.
●	Major regulatory changes that will affect the Company particularly.
●	Changes in directors, senior management or auditors.
●	Changes in control.
●	Information as to results of significant exploration and production activity.
●	Major environmental incidents.
●	Significant actual or potential cybersecurity incidents, events or risks that affect the

Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information.

●	A substantial contract award or termination.
●	A major lawsuit, claim, investigation or regulatory action or proceeding.
●	The gain or loss of, or a significant change in a relationship with, a significant customer or supplier.
●	Bankruptcy or liquidity concerns or developments.
●	Information that is considered confidential.
●	Any other information that could affect the Company’s stock price.

4. Public Disclosure

Information is “non-public” if it is not generally known or available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, the beginning of the third full trading day following publication is reasonable time after which such information can be deemed to be public.

5. Additional Prohibited Transactions

a. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

b. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on insider information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

c. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, all hedging transactions involving the Company’s equity securities are prohibited by this Policy.

d. Purchases on Margin

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

6.When and How to Trade Company Securities

a. Trading Pre-Clearance for Certain Restricted Persons

Certain persons designated and so notified by the General Counsel (“Restricted Persons”), in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, must obtain pre-clearance by the General Counsel or, in his or her absence, the Chief Financial Officer (each an “Approving Person”) before engaging in any transaction involving the Company’s securities, including, but not limited to, purchases, sales, and gifts, other than transactions pursuant to pre-cleared 10b5-1 Plans (as defined below). Those Restricted Persons who are required to obtain pre-clearance will be notified from time to time by the General Counsel of the applicable pre-clearance or other procedures applicable to them. Each Approving Person should consult with the other Approving Person, or his or her designee, prior to granting pre-clearance for trades. No Approving Person may engage in a transaction in the Company’s securities unless another Approving Person has pre-cleared the transaction.

All requests must be submitted to the applicable Approving Person at least two business days in advance of the proposed transaction. The Approving Person will then determine, in accordance with the procedures set forth above, whether the transaction may proceed. This preclearance policy applies even if you are initiating a transaction outside of a Blackout Period (as defined below).

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this policy. In certain circumstances, other associates may be asked to clear with an Approving Person all proposed transactions before initiating them. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person.

If a request for pre-clearance is approved, you have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific restricted period). Under no circumstance may a person trade while aware of material non-public information about the Company, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction. If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

The Company’s approval of any particular transaction under this pre-clearance procedure does not insulate any Restricted Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material nonpublic information about the Company rests with that individual in all cases.

b. Blackout Periods

In order to avoid the appearance of impropriety, no director, officer or employee of the Company is permitted to, directly or indirectly or through family members or other persons or entities, buy or sell securities of the Company during any of the four “blackout periods” described below unless such purchase or sale is made pursuant to a predetermined plan for trades of specified amounts of the Company’s common stock in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, which was implemented at a time when the director, officer or employee was not in possession of material non-public information about the Company (a “10b5-1 Plan”).

The four “blackout periods” for the quarterly periods ending March 31st, June 30th and September 30th and the annual period ending December 31st of each year shall begin on the 21st calendar day (28th calendar day for the annual period ending December 31) prior to the internal target date set by Company management for the first release by the Company of financial or operating results for such fiscal quarterly or annual period and shall end at the beginning of the third trading day on the NYSE following the date of the Company’s public announcement of its financial and operating results for the applicable preceding fiscal period.

If, however, the blackout period commences on a non-trading day (i.e., a Saturday, Sunday or NYSE holiday), the blackout period will commence on the completion of the next full trading day.

c. Rule 10b5-1 Trading Plans

Rule 10b5-1 provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions.

Under Rule 10b5-1, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material non-public information, you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material non-public information. A plan effected in accordance with the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades.

It is important that you properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1 that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you do not modify your trading instructions while you are aware of material non-public information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

All Rule 10b5-1 trading plans, contracts and instructions are required to be reviewed and approved by the General Counsel for compliance with Rule 10b5-1 and the Company’s policies concerning such programs, prior to implementing any such plan, contract or instruction. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1 trading plan must be reviewed and approved by the General Counsel prior to effecting any such amendments, modifications or terminations. Note that (i) a 10b5-1 trading plan should have a duration of at least six months and no more than two years; (ii) you may enter into only one 10b5-1 plan at the same time (i.e., overlapping plans are not permitted); and (iii) you should not sell Company’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect, unless the latter requirement is waived or modified by the General Counsel or his or her designee in his or her sole discretion.

As such, if you wish to implement a trading plan pursuant to Rule 10b5-1 under the 1934 Act, you must first pre-clear the plan with the General Counsel at least five trading days prior to the entry into the plan. A Rule 10b5-1 trading plan can only be entered into, amended, modified or terminated during outside of any Blackout Period and at a time when you are not aware of material non-public information. In order to help demonstrate that you were not aware of material non-public information at the time you entered into a Rule 10b5-1 trading plan, trades may not commence under a Rule 10b5-1 plan until at least 30 days after adoption of the plan.

Amendments of an existing Rule 10b5-1 trading plan are strongly discouraged due to legal risks.  Amendment of a plan can affect the validity of trades that have taken place under the plan prior to amendment. Amendments must be approved outside of any Blackout Period by the General Counsel in writing.  Amendments will be treated as a termination of the current plan and creation of a new plan, and will be subject to all requirements regarding establishment of new plans. The first trade under an amended plan may not occur until at least 30 days after the date of amendment of the plan, except as approved by the General Counsel.

Terminations of Rule 10b5-1 trading plans are also strongly discouraged due to legal risks. If you still wish to terminate your plan, you must notify the General Counsel in advance and obtain approval in writing.  If you terminate a plan, you may not enter into another plan until at least 30 days after the termination date of the prior plan or before trading outside of the Rule 10b5-1 plan (which may mean waiting until after the next Blackout Period), except as approved by the General Counsel. The creation of a new plan will be subject to all requirements regarding establishment of new plans. The General Counsel may deny approval of a new plan after the early termination of an existing plan if you have exhibited a pattern of early termination or have adopted a series of short-term plans.

Transactions pursuant to Rule 10b5-1 trading plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.

d. Additional Matters

All directors, officers, and employees will be required to certify their understanding of and intent to comply with this Policy periodically.  Anyone who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to appropriate disciplinary action, up to and including termination of employment.

This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company until such time as you are no longer aware of material non-public information or until that information has been publicly disclosed or is no longer material.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law, bind the CEO and all senior financial officers, including the CFO, principal accounting officer, controller, or persons performing similar functions. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers will be bound to:

●	Engage in and promote honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest between personal and professional relationships.

●	Avoid conflicts of interest and to disclose to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict.
●	Promptly provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies (including the Securities and Exchange Commission) and in the Company's other public communications.
●	Comply with laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.
●	Act in good faith, responsibly, with due care, competence and diligence, and not take any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.
●	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose such information.
●	Not use confidential information acquired in the course of one’s work for personal advantage.
●	Promptly report to the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Business Conduct and Ethics or this Code of Ethics.
●	Comply with the reporting obligations of Section 16(a) of the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and of all other applicable laws, rules and regulations.

The CEO and senior financial officers will be held accountable to this Code of Ethics. Any failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Chairman of the Audit Committee and/or the Company's General Counsel. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.